Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Brookdale Senior Living Inc.
Ross Roadman  615-564-8104

Brookdale Announces Third Quarter 2014 Results

Nashville, Tenn.  November 5, 2014 – Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") today reported financial and operating results for the third quarter of 2014.  Highlights included:

•	The transformational merger with Emeritus Corporation ("Emeritus"), completed on July 31, 2014.
•	Strategic transactions with HCP, Inc. ("HCP"), completed on August 29, 2014.
•
Cash From Facility Operations ("CFFO") of $0.63 per share, a $0.02 per share increase versus the third quarter of 2013, excluding integration, transaction and electronic medical records ("EMR") roll-out costs in both periods.

•	Adjusted EBITDA of $186.8 million in the third quarter, a 57.3% increase from the third quarter of 2013, excluding integration, transaction and EMR roll-out costs in both periods.
•	Third quarter senior housing revenue grew by 50.9% over the third quarter of 2013.
•	Facility Operating Income grew by 53.6% for the third quarter of 2014 over the third quarter of 2013.
Andy Smith, Brookdale's CEO, said, "The third quarter was marked by much accomplishment – completing two strategic transactions, creating and implementing a new organizational structure, and making significant strides toward consolidating all of our operations on a common platform. All the while, we remain focused on providing the highest quality of service and care to our residents.  In addition, we have accelerated our integration plans in order to minimize disruption of the business.  We remain confident that the continued execution of our strategy will deliver significant value for all our stakeholders over both the near and long-term."
Financial Results
The financial results for the third quarter of 2014 reflect Brookdale as a standalone company through July 31st and Brookdale and Emeritus consolidated after July 31st. In addition, subsequent to August 29th, the Company's results reflect the formation of two joint ventures and the amendments to lease terms resulting from the HCP transactions.

Total revenue for the third quarter was $1.1 billion, an increase of $354.9 million, or 48.7%, from the third quarter of 2013.  Third quarter 2014 total revenue is comprised of resident fee revenue of $955.5 million, which increased $324.4 million, or 51.4%, from the third quarter of 2013, management fee revenue of $10.4 million, which increased $2.8 million, or 36.8%, from the third quarter of 2013, and managed community reimbursed costs of $118.0 million, which increased $27.8 million, or 30.8%, from the third quarter of 2013.

Resident fee revenue for the third quarter of 2014 increased primarily as a result of the inclusion of revenue from communities acquired since the end of the third quarter of 2013 (including communities acquired as part of the Emeritus transaction) and new units added to existing communities, partially offset by the effect of the contribution of entry fee CCRCs to a joint venture with HCP.  Average monthly revenue per unit for the senior housing portfolio was $4,317 in the third quarter of 2014, a decrease of $80, or 1.8%, over the third quarter of 2013, primarily due to the inclusion of acquired Emeritus communities with lower average monthly revenue per unit.  The contribution of entry fee CCRCs, which have higher average monthly revenue per unit than the total Brookdale portfolio, to the joint venture with HCP also impacted average monthly revenue since their results were deconsolidated after August 29.  For the 508 legacy Brookdale communities the Company operated during both quarters, revenues grew 2.6%, with a 3.4% increase in average monthly revenue per unit, excluding amortization of entrance fees in both quarters.

Average occupancy for all consolidated communities for the third quarter of 2014 was 88.5%, compared to 88.1% for the second quarter of 2014 and 89.0% for the third quarter of 2013.  For the 508 legacy Brookdale communities the Company operated during all relevant quarters, average occupancy increased 30 basis points from the second quarter of 2014 and decreased 70 basis points compared with the third quarter last year.  For the managed community portfolio, which includes a number of pre-stabilized communities in the initial fill-up phase, average occupancy for the third quarter was 85.8%, compared to 86.8% for the second quarter of 2014 and 85.7% for the third quarter of 2013.
Facility operating expenses for the third quarter of 2014 were $637.1 million, an increase of $216.5 million, or 51.5%, from the third quarter of 2013, primarily due to the acquisition of Emeritus.  Operating margins were 33.3% for the third quarter of 2014 versus 33.4% for the third quarter of 2013.
General and administrative expenses for the third quarter of 2014 were $90.0 million, an increase of $44.2 million, or 96.4%, over the third quarter of 2013, primarily as a result of integration and EMR roll-out costs and the addition of employees associated with the acquisition of Emeritus.  Included in the general and administrative expenses were integration and EMR roll-out costs of $35.0 million in the third quarter of 2014, which include third party expenses directly related to the integration of Emeritus as well as internal costs such as labor reflecting time spent by Company personnel on integration and transaction activities.
Depreciation and amortization expense in the third quarter of 2014 increased $110.4 million, or 160.8%, over the third quarter of 2013, primarily due to the acquisition of Emeritus, offset in part by the contribution of entry fee CCRCs to the joint venture with HCP during the quarter.  The preliminary purchase price allocation related to the merger included approximately $480.4 million of resident lease intangibles, which will be amortized over approximately one year.

Net loss attributable to Brookdale common stockholders for the third quarter of 2014 was $(36.9) million, or $(0.23) per share, versus net loss attributable to Brookdale common stockholders of $(1.0) million, or $(0.01) per share, in the third quarter of 2013.
Non-GAAP Financial Measures
Brookdale's management utilizes Adjusted EBITDA and CFFO to evaluate the Company's performance and liquidity because these metrics exclude non-cash items such as depreciation and amortization, asset impairment charges, non-cash stock-based compensation expense, gain on facility lease termination and straight-line lease expense, net of deferred gain amortization. Adjusted EBITDA and CFFO for the third quarter of 2014 include transaction costs of $41.6 million and integration and EMR roll-out costs of $35.0 million versus $4.7 million of total transaction, integration and EMR roll-out costs for the third quarter of 2013. Brookdale also uses Facility Operating Income to assess the performance of its communities.

Facility Operating Income was $312.7 million in the third quarter of 2014, an increase of $109.1 million, or 53.6%, over the third quarter of 2013.  Adjusted EBITDA, excluding integration, transaction and EMR roll-out costs, was $186.8 million, an increase of $68.1 million, or 57.3%, over the third quarter of 2013.
CFFO was $22.9 million in the third quarter of 2014, or $0.14 per share.  Excluding integration, transaction and EMR roll-out costs, CFFO was $99.6 million for the third quarter of 2014, an increase of $24.3 million, or 32.4%, compared with the third quarter of 2013.  This translated to $0.63 per share in the most recent quarter, an increase of $0.02 per share, or 3.3%, from the third quarter of 2013, on a 28.1% increase in weighted average shares outstanding, primarily as a result of shares issued in the Emeritus acquisition.
Operating Activities
The Company reports information on six segments.  Four segments (Retirement Centers, Assisted Living, CCRCs–Rental and CCRCs–Entry Fee) constitute the Company's consolidated senior housing portfolio.  The fifth segment, Brookdale Ancillary Services, includes the Company's outpatient therapy, home health and hospice services.  The sixth segment, Management Services, includes the services provided to unconsolidated communities that are operated under management agreements.

Due to the contribution of all but two of the Company's entry fee CCRCs to the CCRC joint venture in the third quarter of 2014, the two consolidated entry fee CCRCs were reclassified to the CCRCs–Rental segment for the third quarter of 2014.  As a result, for the third quarter of 2014, the CCRCs–Entry Fee segment reported data includes the results of the entry fee CCRCs contributed to the CCRC joint venture through August 29, the closing date of the HCP transaction.
Senior Housing
Revenue for the consolidated senior housing portfolio was $860.1 million in the third quarter of 2014, an increase of 50.9% from the third quarter of 2013.  The revenue growth reflects the addition of approximately 26,640 weighted average units since the third quarter of last year through the merger with Emeritus, organic growth and other acquisitions (partially offset by the contribution of entry fee CCRCs to the joint venture with HCP).  The consolidated portfolio period-end unit count was 83,252 units. Facility operating expenses were $559.8 million for the third quarter of 2014, an increase of 50.8% from the third quarter of 2013.  Operating income for the senior housing portfolio for the third quarter of 2014 increased by $101.5 million, or 51.0%, to $300.3 million from the third quarter of 2013.

Same community results for the 911 same store communities included in the senior housing portfolio for the three months ended September 30, 2014 showed revenues grew 1.9% over the corresponding period in 2013, as revenue per unit increased by 2.3% and occupancy decreased by 30 basis points.  Same community expenses increased by 0.7% over the third quarter of 2013.  Same community Facility Operating Income for the senior housing portfolio increased by 4.2% over the third quarter of 2013 as facility operating margin improved by 80 basis points.
Brookdale Ancillary Services
Revenue for the Company's ancillary services segment increased $34.3 million, or 56.0%, to $95.4 million for the third quarter of 2014 versus the prior year quarter.  The revenue increase was driven primarily by the partial quarter addition of Emeritus' Nurse On Call ancillary services business.  Ancillary services operating expenses for the third quarter of 2014 increased $27.9 million, or 56.4%, compared to the third quarter of 2013, primarily due to the inclusion of Nurse on Call expenses.  As a result, ancillary services operating income for the third quarter of 2014 was $18.1 million, an increase of $6.4 million, or 54.3%, versus the third quarter of 2013.
Emeritus Merger
On July 31, 2014, the Company completed the previously announced merger transaction with Emeritus, and Emeritus became a wholly-owned subsidiary of Brookdale. The results of Emeritus' operations are included in the condensed consolidated financial statements subsequent to that date.  As of July 31, 2014, Emeritus owned 182 communities, leased 311 communities and managed 14 communities.  Emeritus also has outpatient therapy and home health services operations in Florida, Arizona and Texas.
HCP Transactions
On August 29, 2014, the Company completed transactions with HCP, which included the creation of a $1.2 billion strategic joint venture initially owning a portfolio of 14 entry fee CCRCs, the creation of a joint venture with respect to 49 HCP-owned communities that were leased by Emeritus, and the amendment of triple-net leases with respect to 153 HCP-owned communities that were leased by Emeritus.  Each of the joint ventures uses a "RIDEA" opco/propco structure. The Company owns a 51% interest in the CCRC joint venture, a 20% interest in the 49-community joint venture and manages the communities.

Liquidity
Brookdale had $238.3 million of unrestricted cash and cash equivalents and $180.1 million of restricted cash on its balance sheet at the end of the third quarter of 2014.  As of September 30, 2014, the Company had a $250.0 million commitment on its secured line of credit, of which no borrowings were drawn as of that date.  The actual amount available to borrow under the line may vary from time to time as it is based on borrowing base calculations related to the value and performance of the communities securing the facility.  The Company also had secured and unsecured letter of credit facilities of up to $88.7 million in the aggregate as of September 30, 2014.  Letters of credit totaling $74.5 million had been issued under these facilities as of that date.

In September, the Company completed an underwritten public offering of approximately 10.3 million shares of common stock, raising approximately $330 million of net proceeds. The Company intends to use the net proceeds from the offering to finance the exercise of purchase options on certain communities currently leased by the Company, to repay certain outstanding indebtedness and for other general corporate purposes, which may include additional debt repayments and the acceleration of capital investments in the Company's communities and corporate infrastructure platform.
Outlook
Brookdale is reiterating its preliminary guidance for 2015 CFFO in a range of $2.95 to $3.10 per share.  This guidance includes the impact of the Emeritus merger and HCP transactions, but excludes integration, transaction and EMR roll-out costs and the impact of possible future acquisitions or dispositions.

Supplemental Information

The Company will shortly post on the Investor Relations section of the Company's website at www.brookdale.com supplemental information relating to the Company's third quarter 2014 results.  This information will also be furnished in a Form 8-K to be filed with the SEC.
Earnings Conference Call
Brookdale's management will conduct a conference call to review the financial results of its third quarter ended September 30, 2014 on Thursday, November 6, 2014 at 10:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Third Quarter Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on November 19, 2014 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "29263714".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdale.com).
About Brookdale Senior Living
Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,150 communities in 46 states and the ability to serve over 111,000 residents.  Through its ancillary services program, the Company also offers a range of outpatient therapy, home health, personalized living and hospice services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.
Safe Harbor
Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and growth strategies and our expectations regarding their effect on our results; our expectations regarding the economy, the senior living industry, occupancy, revenue, cash flow, operating income, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, the home resale market, expansion, development and construction activity, acquisition opportunities, asset dispositions, our share repurchase program, taxes, capital deployment, returns on invested capital and CFFO; our expectations regarding returns to shareholders and our growth prospects; our expectations concerning the future performance of recently acquired communities and the effects of acquisitions on our financial results; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity and leverage; our expectations regarding financings and refinancings of assets (including the timing thereof) and their effect on our results; our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health, personalized health and hospice); our plans to expand, renovate, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion, redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations regarding our sales, marketing and branding initiatives and their impact on our results; our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our expectations regarding the payment of dividends; our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income (as such terms are defined herein); and our expectations regarding the integration of Emeritus and the transactions with HCP.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; risks relating to the integration of Emeritus and the transactions with HCP, including in respect of unanticipated difficulties and/or expenditures relating to such transactions; the impact of such transactions on the Company's relationships with residents, employees and third parties; and the inability to obtain, or delays in obtaining, cost savings and synergies from such transactions; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue
Resident fees	$955,512	$631,144	$2,259,339	$1,876,452
Management fees	10,428	7,622	25,319	22,975
Reimbursed costs incurred on behalf of managed communities	117,995	90,233	294,945	258,306
Total revenue	1,083,935	728,999	2,579,603	2,157,733

Expense
Facility operating expense (excluding depreciation and amortization of $169,855, $60,896, $296,583 and $177,595, respectively)	637,084	420,579	1,502,369	1,249,609
General and administrative expense (including non-cash stock-based compensation expense of $7,869, $6,894, $23,170 and $20,776, respectively)	90,020	45,824	181,693	138,470
Transaction costs	41,572	-	59,224	-
Facility lease expense	91,462	69,232	231,361	207,028
Depreciation and amortization	178,999	68,644	320,403	200,557
Asset impairment	-	504	-	2,658
Costs incurred on behalf of managed communities	117,995	90,233	294,945	258,306
Total operating expense	1,157,132	695,016	2,589,995	2,056,628
(Loss) income from operations	(73,197)	33,983	(10,392)	101,105

Interest income	392	472	998	1,027
Interest expense:
Debt	(38,452)	(23,467)	(85,898)	(71,291)
Capital and financing lease obligations	(40,916)	(6,175)	(53,125)	(19,165)
Amortization of deferred financing costs and debt premium (discount)	189	(4,100)	(7,907)	(13,017)
Change in fair value of derivatives	(10)	(1,377)	(2,179)	594
Loss on extinguishment of debt	(569)	(53)	(3,766)	(946)
Equity in (loss) earnings of unconsolidated ventures	(1,246)	431	913	991
Other non-operating income	700	279	4,621	1,365
(Loss) income before income taxes	(153,109)	(7)	(156,735)	663
Benefit (provision) for income taxes	116,073	(960)	114,105	(3,272)
Net loss	(37,036)	(967)	(42,630)	(2,609)
Net loss attributable to noncontrolling interest	174	-	174	-
Net loss attributable to Brookdale Senior Living Inc. common stockholders	$(36,862)	$(967)	$(42,456)	$(2,609)

Basic and diluted net loss per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.23)	$(0.01)	$(0.31)	$(0.02)

Weighted average shares used in computing basic and diluted net loss per share	159,003	124,128	136,306	123,457

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2014	December 31, 2013

Cash and cash equivalents	$238,324	$58,511
Cash and escrow deposits - restricted	71,978	38,191
Accounts receivable, net	129,491	104,262
Other current assets	258,894	93,898
Total current assets	698,687	294,862
Property, plant, and equipment and leasehold intangibles, net	8,573,558	3,895,475
Other assets, net	1,525,469	547,420
Total assets	$10,797,714	$4,737,757

Current liabilities	$1,065,119	$870,844
Long-term debt, less current portion	3,313,108	2,168,162
Capital and financing lease obligations, less current portion	2,632,420	266,462
Other liabilities	803,854	411,352
Total liabilities	7,814,501	3,716,820
Equity	2,983,213	1,020,937
Total liabilities and equity	$10,797,714	$4,737,757

Condensed Consolidated Statements of Cash Flows
(in thousands)
	Nine Months Ended September 30,
	2014	2013
Cash Flows from Operating Activities
Net loss	$(42,630)	$(2,609)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	3,766	946
Depreciation and amortization, net	328,310	213,574
Asset impairment	-	2,658
Equity in earnings of unconsolidated ventures	(913)	(991)
Distributions from unconsolidated ventures from cumulative share of net earnings	1,210	2,089
Amortization of deferred gain	(3,279)	(3,279)
Amortization of entrance fees	(20,506)	(21,178)
Proceeds from deferred entrance fee revenue	30,129	30,584
Deferred income tax benefit	(116,164)	-
Change in deferred lease liability	2,400	2,250
Change in fair value of derivatives	2,179	(594)
Loss (gain) on sale of assets	315	(876)
Non-cash stock-based compensation	23,170	20,776
Non-cash interest expense on financing leases	5,947	-
Amortization of (above) below market rents, net	(1,377)	-
Changes in operating assets and liabilities:
Accounts receivable, net	25,086	(9,482)
Prepaid expenses and other assets, net	(68,046)	(2,805)
Accounts payable and accrued expenses	(7,094)	20,595
Tenant refundable fees and security deposits	(1,151)	(828)
Deferred revenue	(4,504)	(1,755)
Net cash provided by operating activities	156,848	249,075
Cash Flows from Investing Activities
Decrease (increase) in lease security deposits and lease acquisition deposits, net	3,260	(2,046)
Decrease in cash and escrow deposits — restricted	14,640	2,484
Additions to property, plant, and equipment and leasehold intangibles, net	(212,533)	(161,522)
Acquisition of assets, net of related payables and cash received	(39,818)	(7,394)
Acquisition of Emeritus Corporation, cash acquired	28,429	-
Payments on notes receivable, net	2,713	95
Investment in unconsolidated ventures	(25,532)	(17,172)
Distributions received from unconsolidated ventures	12,057	100
Proceeds from sale of assets, net	-	7,554
Net cash used in investing activities	(216,784)	(177,901)
Cash Flows from Financing Activities
Proceeds from debt	226,510	597,852
Repayment of debt and capital and financing lease obligations	(274,381)	(651,741)
Proceeds from line of credit	242,000	320,000
Repayment of line of credit	(272,000)	(355,000)
Proceeds from public equity offering, net	330,405	-
Payment of financing costs, net of related payables	(1,020)	(11,194)
Refundable entrance fees:
Proceeds from refundable entrance fees	20,330	29,265
Refunds of entrance fees	(25,327)	(24,504)
Cash portion of loss on extinguishment of debt, net	(4,101)	(502)
Payment on lease termination	(3,875)	-
Purchase of derivatives	-	(2,863)
Other	1,208	963
Net cash provided by (used) in financing activities	239,749	(97,724)
Net increase (decrease) in cash and cash equivalents	179,813	(26,550)
Cash and cash equivalents at beginning of period	58,511	69,240
Cash and cash equivalents at end of period	$238,324	$42,690

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including  gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), amortization of (above) below market rents, amortization of deferred gain, amortization of deferred entrance fees, non-cash stock-based compensation expense, and change in future service obligation and including entrance fee receipts and refunds (excluding (i) first generation entrance fee receipts from the sale of units at a recently opened entrance fee CCRC prior to stabilization and (ii) first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization).

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;
•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and nine months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30(1),		Nine Months Ended September 30(1),
	2014	2013	2014	2013
Net loss	$(37,036)	$(967)	$(42,630)	$(2,609)
(Benefit) provision for income taxes	(116,073)	960	(114,105)	3,272
Equity in loss (earnings) of unconsolidated ventures	1,246	(431)	(913)	(991)
Loss on extinguishment of debt	569	53	3,766	946
Other non-operating income	(700)	(279)	(4,621)	(1,365)
Interest expense:
Debt	38,452	23,467	85,898	71,291
Capital and financing lease obligations	40,916	6,175	53,125	19,165
Amortization of deferred financing costs and debt (premium) discount	(189)	4,100	7,907	13,017
Change in fair value of derivatives	10	1,377	2,179	(594)
Interest income	(392)	(472)	(998)	(1,027)
(Loss) income from operations	(73,197)	33,983	(10,392)	101,105
Depreciation and amortization	178,999	68,644	320,403	200,557
Asset impairment	-	504	-	2,658
Straight-line lease expense	2,840	818	2,400	2,250
Amortization of (above) below market lease, net	(1,377)	-	(1,377)	-
Amortization of deferred gain	(1,093)	(1,093)	(3,279)	(3,279)
Amortization of entrance fees	(5,757)	(7,013)	(20,506)	(21,178)
Non-cash stock-based compensation expense	7,869	6,894	23,170	20,776
Entrance fee receipts(2)	9,576	19,098	50,459	59,849
Entrance fee disbursements	(7,668)	(7,728)	(25,327)	(24,504)
Adjusted EBITDA	$110,192	$114,107	$335,551	$338,234

(1)	The calculation of Adjusted EBITDA includes integration, transaction and EMR roll-out costs of $76.6 million and $100.4 million for the three and nine months ended September 30, 2014, respectively. The calculation of Adjusted EBITDA includes integration, transaction and EMR roll-out costs of $4.7 million and $10.4 million for the three and nine months ended September 30, 2013, respectively.
(2)	Includes the receipt of refundable and non-refundable entrance fees.

Cash From Facility Operations

CFFO is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, first generation entrance fee receipts at a recently opened entrance fee CCRC prior to stabilization, entrance fee refunds disbursed adjusted for first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization, lease financing debt amortization with fair market value or no purchase options, gain (loss) on facility lease termination, recurring capital expenditures (net), distributions from unconsolidated ventures from cumulative share of net earnings, CFFO from unconsolidated ventures, and other.  Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations.  Amounts excluded from recurring capital expenditures consist primarily of major projects, renovations, community repositionings, expansions, systems projects or other non-recurring or unusual capital items (including integration capital expenditures) or community purchases that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.
•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our communities.

The table below reconciles CFFO from net cash provided by operating activities for the three and nine months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30(1),		Nine Months Ended September 30(1),
	2014	2013	2014	2013

Net cash provided by operating activities	$12,634	$104,247	$156,848	$249,075
Changes in operating assets and liabilities	29,620	(21,464)	55,709	(5,725)
Refundable entrance fees received(2)	3,388	9,875	20,330	29,265
Entrance fee refunds disbursed	(7,668)	(7,728)	(25,327)	(24,504)
Recurring capital expenditures, net	(13,199)	(12,127)	(34,409)	(32,115)
Lease financing debt amortization with fair market value or no purchase options	(10,710)	(3,518)	(18,590)	(10,333)
Distributions from unconsolidated ventures from cumulative share of net earnings	(595)	(648)	(1,210)	(2,089)
CFFO from unconsolidated ventures	9,435	1,922	13,672	5,979
Cash From Facility Operations	$22,905	$70,559	$167,023	$209,553

(1)	The calculation of Cash From Facility Operations includes integration, transaction and EMR roll-out costs of $76.6 million and $100.4 million for the three and nine months ended September 30, 2014, respectively. The calculation of Cash From Facility Operations includes integration, transaction and EMR roll-out costs of $4.7 million and $10.4 million for the three and nine months ended September 30, 2013, respectively.
(2)	Total entrance fee receipts for the three months ended September 30, 2014 and 2013 were $9.6 million and $19.1 million, respectively, including $6.2 million and $9.2 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities. Total entrance fee receipts for the nine months ended September 30, 2014 and 2013 were $50.5 million and $59.8 million, respectively, including $30.1 million and $30.6 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities. Due to the contribution of all but two of the Company's entry fee CCRCs to the CCRC joint venture in the third quarter of 2014, the two consolidated entry fee CCRCs were reclassified to the CCRCs–Rental segment for the third quarter of 2014. As a result, for the third quarter of 2014, the CCRCs–Entry Fee segment reported data includes the results of the entry fee CCRCs contributed to the CCRC joint venture through August 29, the closing date of the HCP transaction.

The calculation of CFFO per share is based on weighted average outstanding common shares for the period, excluding any unvested restricted shares.  Annual CFFO per share for all periods is calculated as the sum of the quarterly amounts for the year.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock-based compensation expense, transaction costs, change in future service obligation, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and nine months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net loss	$(37,036)	$(967)	$(42,630)	$(2,609)
(Benefit) provision for income taxes	(116,073)	960	(114,105)	3,272
Equity in loss (earnings) of unconsolidated ventures	1,246	(431)	(913)	(991)
Loss on extinguishment of debt	569	53	3,766	946
Other non-operating income	(700)	(279)	(4,621)	(1,365)
Interest expense:
Debt	38,452	23,467	85,898	71,291
Capital and financing lease obligations	40,916	6,175	53,125	19,165
Amortization of deferred financing costs and debt (premium) discount	(189)	4,100	7,907	13,017
Change in fair value of derivatives	10	1,377	2,179	(594)
Interest income	(392)	(472)	(998)	(1,027)
(Loss) income from operations	(73,197)	33,983	(10,392)	101,105
Depreciation and amortization	178,999	68,644	320,403	200,557
Asset impairment	-	504	-	2,658
Facility lease expense	91,462	69,232	231,361	207,028
General and administrative (including non-cash stock-based compensation expense)	90,020	45,824	181,693	138,470
Transaction costs	41,572	-	59,224	-
Amortization of entrance fees	(5,757)	(7,013)	(20,506)	(21,178)
Management fees	(10,428)	(7,622)	(25,319)	(22,975)
Facility Operating Income	$312,671	$203,552	$736,464	$605,665